[COMMUNITYBANKS LOGO]

April 27, 2006

Dear Shareholder:

Our records indicate that we have not yet received your proxy for the Annual Shareholders’ Meeting to be held at 10:00 A.M. on Tuesday, May 9, 2006 at the Four Points Sheraton in Harrisburg, Pennsylvania.

In addition to the election of Four Class C directors, we have a proposal to amend Article 11 of the Articles of Incorporation in order to simplify the vote requirements for shareholder approval of matters.

A duplicate proxy form and return envelope are enclosed for your convenience. Please sign and return the card or vote by telephone or the Internet.

Promptly completing your form will ensure that your shares are voted in accordance with your wishes. If you have already voted, please disregard this letter.

Sincerely,

/s/ Patricia E. Hoch

Patricia E. Hoch
Corporate Secretary

Enclosures

Community Banks, Inc. ∙ 750 East Park Drive, 2nd Floor ∙ Harrisburg, PA 17111 ∙ Phone 717-920-1698

COMMUNITY BANKS, INC.
SCRIPT FOR TELEPHONE CALLS TO SHAREHOLDERS
Version 1

Hello. My name is ________________. I am an employee [alternatively, give title] of Community Banks, Inc. and I am calling to urge you to vote your proxy for our May 9 annual meeting of shareholders. At the annual meeting, shareholders will be voting on a proposal to elect 4 Class C directors and a proposal to amend our Articles of Incorporation.

The amendment to the Articles of Incorporation will simply the vote requirements for shareholder approval of matters at future meetings. The amendment will decrease the required shareholder vote on matters when at least 75% of the board of directors has voted in favor of these matters. The amendment permits these matters to be approved if a majority of the votes cast on the matters are in favor. Currently, most of these matters require approval of 2/3 of all the shares, even when more than a majority of the directors has approved them.

Please refer to your proxy statement for a more complete explanation of these proposals.

It is very important that you vote. There are 3 ways to vote:

1. Vote 24 hours a day by calling our toll free number: 1-800-560-1965;

2. Vote 24 hours a day over the internet at www.eproxy.com/cmty; or

3. Mark, sign, date and return your proxy card in the postage paid envelope included with your proxy statement.

Please vote by telephone or the internet no later than May 7 or mail your proxy card no later than May 4.

Thank you for your time. Good-bye.

COMMUNITY BANKS, INC.
SCRIPT FOR TELEPHONE CALLS TO SHAREHOLDERS
Version 2

Hello. My name is ________________. I am an employee [alternatively, give title] of Community Banks, Inc. and I am calling to urge you to vote your proxy for our May 9 annual meeting of shareholders. At the annual meeting, shareholders will be voting on a proposal to elect 4 Class C directors and a proposal to amend our Articles of Incorporation.

Please refer to your proxy statement for a more complete explanation of these proposals.

It is very important that you vote. There are 3 ways to vote:

1. Vote 24 hours a day by calling our toll free number: 1-800-560-1965;

2. Vote 24 hours a day over the internet at www.eproxy.com/cmty; or

3. Mark, sign, date and return your proxy card in the postage paid envelope included with your proxy statement.

Please vote by telephone or the internet no later than May 7 or mail your proxy card no later than May 4.

Thank you for your time. Good-bye.